Exhibit A

Identification of entities which acquired the shares which are the subject of this report on Schedule 13G/A.

(1)      Potomac Capital Partners LP, a private investment partnership formed under the laws of the State of Delaware. Potomac Capital Management LLC
         is the General Partner of Potomac Capital Partners LP. Mr. Paul J.
         Solit is the Managing Member of Potomac Capital Management LLC.

(2)      Potomac Capital International Ltd., an international business company formed under the laws of the British Virgin Islands. Potomac Capital
         Management Inc. is the Investment Manager of Potomac Capital
         International Ltd. Paul J. Solit is the President and sole owner of
         Potomac Capital Management Inc., and a Director of Potomac Capital
         International Ltd.

(3)      Potomac Capital Partners II, LP, a private investment partnership formed under the laws of the State of Delaware. Potomac Capital
         Management II, LLC is the General Partner of Potomac Capital Partners
         II, LP. Mr. Paul J. Solit is the Managing Member of Potomac Capital
         Management II LLC.

(4)      Pleiades Investment Partners-R, LP, a private investment partnership formed under the laws of the State of Delaware. Potomac Capital
         Management Inc. is the Investment Manager of a managed account of
         Pleiades Investment Partners-R, LP. Paul J. Solit is the President and
         sole owner of Potomac Capital Management Inc.